Exhibit 77(o)

Transactions effected pursuant to Rule 10f-3

Fund Name	Issuer	Date of Purchase	Broker / Dealer From Whom Purchased	Affiliated/Principal Underwriter of Syndicate
ING Balanced Portfolio	Illinois Tool Works Inc.	08/24/11	Bank of America / Merrill Lynch	ING Financial Markets
ING Balanced Portfolio	Illinois Tool Works Inc.	08/24/11	JP Morgan	ING Financial Markets
ING Balanced Portfolio	Vimplecom Holdings NV	06/22/11	HSBC Securities	ING Groep NV
ING Balanced Portfolio	Enterpirse Products Oper. (2.95% 02/01/2041)	01/04/11	Chase Securities	ING FinancialMarkets LLC
ING Balanced Portfolio	Cemex SAB De CV (9%, 01/11/2018)	01/05/11	Chase Securities	ING Capital Management Ltd
ING Balanced Portfolio	Plains All American Pipeline (5% 02/01/2021)	01/05/11	Wachovia	ING Financial Markets LLC
ING Balanced Portfolio	Chevron Phillips Chem. Co. (4 3/4% 1/13/2011)	01/13/11	Greenwich Capital	ING Capital Management Ltd
ING Balanced Portfolio	Goldman Sachs Group Inc. (3 5/8% 02/07/2016)	02/02/11	Goldman Sachs	ING Financial Markets LLC
ING Balanced Portfolio	Goldman Sachs Group Inc. (Float 02/07/2014)	02/02/11	Goldman Sachs	ING Financial Markets LLC
ING Balanced Portfolio	Kinder Morgan Energy Partners L.P. (3.5% 03/01/2016)	02/23/11	Morgan Stanley	ING Financial Markets LLC
ING Balanced Portfolio	Kinder Morgan Energy Partners L.P. (6.375% 03/01/2041)	02/23/11	Morgan Stanley	ING Financial Markets LLC
ING Balanced Portfolio	Bunge Limited Finance Co.	03/08/11	Citigroup Global Markets, Inc	ING Financial Markets LLC